For Immediate Release

HEALTHTRONICS ANNOUNCES

APPOINTMENT OF NEW CFO

AUSTIN, TX, December 11, 2006—HealthTronics, Inc. (NASDAQ: HTRN) today announced that it has appointed Ross A. Goolsby as its Chief Financial Officer and Senior Vice President. Mr. Goolsby will join the Company on January 8, 2007. Prior to the appointment, Mr. Goolsby served as the Chief Financial Officer, Vice President of Finance and Secretary of SigmaTel, Inc., a publicly-traded semiconductor company, from September 2001 to December 2006. From 1999 until 2001, Mr. Goolsby served as Chief Financial Officer of Utiliserve, Inc., an electrical utility products distributor, and was responsible for Utiliserve’s finance, accounting and human resources functions. From 1993 until 1999, Mr. Goolsby served as a Vice President and Controller of Cameron Ashley Building Products, Inc., a publicly-traded building products distributor, where he was responsible for finance and accounting and was involved in merger and acquisition transactions and preparing periodic filings with the Securities and Exchange Commission. Mr. Goolsby holds a Bachelor of Business Administration in Accounting from the University of Houston.

Sam B. Humphries, President and Chief Executive Officer, stated, “We are extremely pleased to have Ross join the HealthTronics management team. He has significant experience as a chief financial officer and in merger and acquisition transactions. He will be a strong addition to the management team.”

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community and manufactures, services and distributes a variety of specialty medical devices. For more information, visit www.healthtronics.com.

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:

HealthTronics, Inc.

Sam B. Humphries, President and

  Chief Executive Officer

(512) 328-2892

www.healthtronics.com